Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian M. Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI Industries to Present at Baird Global Consumer, Technology & Services Conference

Elkhart, Indiana - May 28, 2019 - LCI Industries (NYSE: LCII) announced that it will participate in the Baird 2019 Global Consumer, Technology & Services Conference in New York, New York on June 4, 2019. Brian Hall, Chief Financial Officer, will provide a strategic overview of the Company during a webcasted presentation scheduled for 1:25 p.m. ET.

A live audio webcast of the presentation will be made available on the Company’s website, www.lci1.com/investors. A replay will be available shortly after the conclusion of the presentation.

About LCI Industries

From over 65 manufacturing and distribution facilities located throughout the United States and in Canada, Ireland, Italy, and the United Kingdom, LCI Industries, through its wholly-owned subsidiary, LCI, supplies, domestically and internationally, a broad array of engineered components for the leading OEMs in the recreation and industrial product markets, consisting of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors, and service centers. LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; electronic components; appliances; televisions, sound systems, navigation systems, and backup cameras; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

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